Exhibit 10

LOAN AGREEMENT

This LOAN AGREEMENT, dated as of December 30, 2024 (this “Agreement”) is entered into by and among Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (the “Borrower”), RHY Management LLC, a limited liability company controlled by Harry L. You (the “Lender”), and Harry L. You.

RECITALS

WHEREAS, on the terms and subject to the conditions set forth herein, the Lender is willing to lend to the Borrower and the Borrower desires to borrow from the Lender up to $7,000,000;

WHEREAS, Harry You or his affiliate has made loans and advances to Coliseum Acquisition Corp. (“Coliseum”) as set forth in Schedule I hereto, which amounts remain outstanding as of the date hereof (the outstanding amount of such loans and advances, the “Coliseum Outstanding Amount”) and has made loans and advances to Rain Enhancement Technologies, Inc. (“RET”) as set forth in Schedule II hereto, which amounts remain outstanding as of the date hereof (the outstanding amount of such loans and advances, the “RET Outstanding Amount”, and together with the Coliseum Outstanding Amount, the “Outstanding Amount”);

WHEREAS, Coliseum wishes to assign the Coliseum Outstanding Amount to Borrower, and Borrower wishes to assume the Coliseum Outstanding Amount, and Mr. You wishes to consent to such assignment and, in connection therewith, to terminate the Coliseum Note (as defined below) and to forever forgive, release, and discharge Coliseum for the Coliseum Outstanding Amount;

WHEREAS, RET wishes to assign the RET Outstanding Amount to Borrower, and Borrower wishes to assume the RET Outstanding Amount, and Mr. You wishes to consent to such assignment and to forever forgive, release, and discharge RET for the RET Outstanding Amount; and

WHEREAS, each of Mr. You, Lender and Borrower consent to treating the Outstanding Amount as borrowed hereunder, provided that the Outstanding Amount will not reduce the Commitment (as defined below).

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1.             The Loan.

(a)           Commitment. Subject to the terms and conditions set forth herein, the Lender agrees to make available to the Borrower from time to time from the date hereof through the Maturity Date (as defined below), loans in an aggregate principal amount of up to $7,000,000 (the “Commitment”). As used herein, the term “Loan” means the sum of (x) the total outstanding loans made by the Lender to the Borrower pursuant to Drawdown Requests under, and in accordance with the terms of, this Agreement and (y) the Outstanding Amount.

(b)           Drawdown Requests.

(i)             From time to time from the date hereof through the Maturity Date, provided that the Drawdown Conditions are satisfied or waived in Lender’s sole discretion, Borrower may make written requests to Lender to draw down all or a portion of the Commitment (each, a “Drawdown Request”). Each Drawdown Request shall specify the principal amount of Loans to be borrowed and the date of the borrowing. Lender shall fund each Drawdown Request via wire transfer no later than ten (10) Business Days after receipt of a Drawdown Request; provided, however, that the maximum amount of Loans outstanding under this Agreement at any time may not exceed the Commitment. Once an amount is drawn down under this Agreement, it shall not be available for future Drawdown Requests even if prepaid.

(ii)            As a condition to Lender’s obligation to fund a Drawdown Request (the “Drawdown Conditions”), (x) no Event of Default shall have occurred and be continuing and (y) Lender shall have received a certificate dated as of the date of the Drawdown Request and signed by on behalf of the Borrower by the Chief Executive Officer or Chief Financial Officer of Borrower certifying: (1) Borrower has used its best efforts to raise equity, equity-linked, or debt financing on terms available in the market to a similarly-situated company in similar circumstances (without taking into account the Commitment), and is unable to obtain alternate financing in the amount of the Drawdown Request, (2) the funds requested in the Drawdown Request will be used for financing the operations and growth of the Borrower and other general corporate purposes, (3) the Borrower and its subsidiaries, on a consolidated basis, are Solvent (as defined below) after giving effect to the Loan, (4) the representations and warranties of Borrower set forth in Section 2 of this Agreement are true and correct in all material respects as if made on such date, and (5) the Borrower’s compliance with the affirmative and negative covenants set forth in Sections 3 and 4 of this Agreement. As used herein, “Solvent” means each of the following: (A) the fair value of the property of the Borrower and its subsidiaries is greater than the total amount of liabilities, including contingent liabilities, of the Borrower and its subsidiaries, (B) the present fair salable value of the assets of the Borrower and its subsidiaries is not less than the amount that will be required to pay the probable liability of the Borrower and its subsidiaries on its debts as they become absolute and matured, (C) the Borrower does not intend to, and does not believe that it will, incur debts or liabilities beyond the Borrower’s ability to pay such debts and liabilities as they mature, (D) neither the Borrower nor its subsidiaries is engaged in business or a transaction, and is not about to engage in business or a transaction, for which its property would constitute an unreasonably small capital, and (E) the Borrower and its subsidiaries are able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

(c)           Rollover of Outstanding Amount; Release of Coliseum and RET.

(i)             The Lender, Mr. You, and Borrower agree that Mr. You or an affiliate has loaned or advanced the Coliseum Outstanding Amount to Coliseum and has loaned or advanced the RET Outstanding Amount to RET. Coliseum hereby assigns to Borrower, and Borrower hereby assumes, the Coliseum Outstanding Amount, and Mr. You hereby consents to such assignment. RET hereby assigns to Borrower, and Borrower hereby assumes, the RET Outstanding Amount, and Mr. You hereby consents to such assignment. In furtherance of such assignments, Lender, Mr. You, and Borrower agree that the Outstanding Amount is hereby deemed outstanding pursuant to this Agreement, provided that the Outstanding Amount will not reduce the Commitment.

(ii)             In consideration for Borrower’s agreement to assume the Coliseum Outstanding Amount, for the benefit of Coliseum, (x) Mr. You and Coliseum hereby agree to terminate the Convertible Promissory Note dated June 22, 2023, between Coliseum, as borrower, and Berto LLC, as maker (the “Coliseum Note”) and replace it in its entirety with this Agreement and (y) Mr. You, on behalf of himself and each of his present and former affiliates (including Lender), successors, and assigns, hereby forever relieves, releases and discharges Coliseum and its present and former employees, officers, directors, shareholders, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether foreseen or unforeseen, known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or relating to the Coliseum Outstanding Amount.

(iii)             In consideration for Borrower’s agreement to assume the RET Outstanding Amount, for the benefit of RET, Mr. You on behalf of himself and each of his present and former affiliates (including Lender), successors, and assigns, hereby forever relieves, releases and discharges RET and its present and former employees, officers, directors, shareholders, agents, representatives, attorneys, and each of them, from any and all claims, debts, liabilities, demands, obligations, promises, acts, agreements, costs and expenses, actions and causes of action, of every type, kind, nature, description or character whatsoever, whether foreseen or unforeseen, known or unknown, suspected or unsuspected, absolute or contingent, arising out of or in any manner whatsoever connected with or relating to the RET Outstanding Amount.

(d)           Repayment. The Commitment shall automatically terminate and the Borrower shall repay the outstanding principal and accrued unpaid interest of the Loan, and the Loan shall become due and payable, on the earlier of (i) the second anniversary of the date hereof or (ii) the consummation of a Change of Control (as defined below) (such earlier date, the “Maturity Date”). As used herein, a “Change of Control” means the occurrence of either (x) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) other than Mr. You or his affiliates becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the equity interests of the Borrower entitled to vote for members of the Borrower’s board of directors or (y) the sale or transfer of all or substantially all assets of the Borrower.

(e)           Interest.

(i)             The Loan shall bear interest (based on a 360-day year of twelve 30-day months) on the unpaid principal amount thereof at a rate per annum of five percent (5%), provided that, for any Loan made pursuant to a Drawdown Request in a month where the annual “applicable federal rate” for short-term loans published on a monthly basis by the IRS is greater than five percent (5%), the interest payable with respect to the portion of the Loan issued pursuant to that Drawdown Request shall be equal to such applicable federal rate (the “Interest Rate”). Interest shall be due and payable in arrears on each Quarterly Payment Date, and, after the Maturity Date, on demand. The “Quarterly Payment Date” means the last Business Day of each March, June, September, and December of each year commencing January 1, 2025.

(ii)             If any interest payment is not made on any Quarterly Payment Date, then such interest payment will be capitalized as follows: the aggregate amount outstanding under the Loan will be increased by an amount equal to the then-outstanding Loan multiplied by the Default Rate (as defined below).

(f)            Voluntary Prepayment. The Borrower may voluntarily prepay the Loan in whole or in part without premium or penalty. Prior to effecting any prepayment of the Loan, the Borrower shall give the Lender at least five (5) Business Day’s prior written notice of the Borrower’s intent to prepay all or any part of the Loan, which notice shall specify the amount of such prepayment. As used herein, “Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in New York.

(g)           Withholding for Taxes. Any and all payments by or on account of any obligation of the Borrower under this Agreement shall be made without deduction or withholding for any taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law. Any amount so deducted and paid to the relevant governmental authority shall be treated as paid to the Lender. Prior to the date of the first Drawdown Request, the Lender shall deliver to the Borrower a duly completed and executed IRS Form W-9 certifying that the Lender is exempt from U.S. federal backup withholding tax, and, for so long the Loan is outstanding, if such form expires or becomes obsolete or inaccurate in any respect, the Lender shall deliver to the Borrower an updated duly executed form or promptly notify the Borrower in writing of its legal inability to do so.

(h)           Security and Ranking. The Loan shall at all times constitute a direct, unconditional, senior unsecured, and general obligation of the Borrower.

2.             Representations and Warranties. The Borrower represents and warrants to the Lender and Mr. You that:

(a)           Organization; Powers. The Borrower is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a material adverse effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

(b)           Authorization; Enforceability. The execution, delivery and performance by the Borrower of this Agreement, the borrowing of the Loan and the use of the proceeds thereof are within the Borrower’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational and, if required, stockholder action. This Agreement has been duly executed and delivered by the Borrower and constitutes a legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.             Affirmative Covenants. The Borrower covenants that so long as the Loan is outstanding:

(a)           Compliance with Law. The Borrower will comply with all laws, ordinances or governmental rules or regulations (including those administered by the Office of Foreign Assets Control) to which it is subject, including, without limitation, the USA PATRIOT Act and The Foreign Corrupt Practices Act of 1977 and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not individually or in the aggregate reasonably be expected to have a material adverse effect.

(b)             Existence. The Borrower will at all times preserve and keep in full force and effect its legal existence under the laws of the jurisdiction of its organization. Subject to Section 4, the Borrower will at all times preserve and keep in full force and effect all rights and franchises of the Borrower unless, in the good faith judgment of the Borrower, the termination of or failure to preserve and keep in full force and effect such right or franchise could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

4.             Negative Covenants. The Borrower covenants that so long as the Loan is outstanding:

(a)           The Borrower shall not consolidate with or merge with any other entity or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any person unless:

(i)              the successor formed by such consolidation or the survivor of such merger or the person that acquires by conveyance, transfer or lease substantially all of the assets of the Borrower as an entirety, as the case may be, shall be a Solvent corporation or other entity organized and existing under the laws of the United States or any State thereof (including the District of Columbia) with a net worth in excess of the Borrower immediately prior to the consummation of such transaction, and such entity shall have executed and delivered to the Lender its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement; and

(ii)             immediately after giving effect to such transaction, no Event of Default (as defined below) shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Borrower shall have the effect of releasing the Borrower or any successor entity that shall theretofore have become such in the manner prescribed in this Section 4 from its liability under this Agreement.

5.             Events of Default. If any of the events or circumstances set out below (each, an “Event of Default”) occurs:

(a)           The Borrower fails to repay the outstanding balance of the Loan when it becomes due and payable;

(b)           the Borrower defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraph (a) of this Section 5) and such default is not remedied within thirty (30) days after the Borrower receiving written notice of such default from the Lender;

(c)           any representation or warranty made in writing by or on behalf of the Borrower in this Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made;

(d)           the Borrower (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing;

(e)           with respect to the Borrower, a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, or any such petition shall be filed against the Borrower and such petition shall not be dismissed within ninety (90) days;

(f)            there shall occur a Change of Control; or

(g)           the Borrower is dissolved or wound up.

then, and in each such event (other than an event with respect to the Borrower described in clause (d) or (e) of this Section 5) and at any time thereafter, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) declare the outstanding balance of the Loan and all other amounts outstanding under this Agreement to be immediately due and payable, whereupon such amounts shall become immediately due and payable and (ii) exercise any other remedies available at law or in equity; and in case of any event with respect to the Borrower described in clause (d) or (e) of this Section 5, the Commitment shall automatically terminate and the principal of the Loan then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

6.             Default Rate. If any Event of Default has occurred and is continuing, then upon written notice by the Lender to the Borrower, the outstanding principal balance of the Loan, any overdue installment of interest (to the extent permitted by applicable law), including interest accruing after the commencement of any proceeding under any bankruptcy or insolvency law, will bear additional interest from the due date of such payment, or from and after an Event of Default, at the rate of the Interest Rate plus 2% (the “Default Rate”), until the payment is received or the Event of Default is cured, if permitted, or waived in writing in accordance with the terms hereof.

7.             Survival of Representations and Warranties; Entire Agreement. All representations and warranties contained herein shall survive the execution and delivery of this Agreement. All statements contained in any certificate or other instrument delivered by or on behalf of the Borrower pursuant to this Agreement shall be deemed representations and warranties of the Borrower under this Agreement.

8.             Treatment of the Loan. The parties hereto agree to treat the Loan as debt for U.S. federal income tax, accounting and financial purposes (and for other similar state and local tax purposes).

9.             Miscellaneous.

(a)           Waivers and Amendments. Any provision of this Agreement may be amended, waived or modified upon the written consent of each of the Borrower, Mr. You, and the Lender.

(b)           Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, provided, however, that no party may assign or transfer its rights or obligations hereunder without the express written consent of the other party. If the Lender transfers or assigns any of its rights hereunder, any reference to the Lender shall thereafter refer to the transferor and transferee to the extent of their respective interests.

(c)           Governing Law; Consent to Jurisdiction. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING, BUT NOT LIMITED TO, THE VALIDITY, INTERPRETATION, CONSTRUCTION, ENFORCEMENT OR TERMINATION HEREOF OR THEREOF, AND WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto hereby irrevocably consents and submits to the non-exclusive jurisdiction of any local, state or Federal court located within the City of New York, and waives any defense of improper venue or forum non conveniens to the conduct of any proceeding in any such court.

(d)           Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CONTROVERSY, LEGAL ACTION, PROCEEDING OR COUNTERCLAIM BASED HEREON OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE BORROWER, THE LENDER, OR MR. YOU.

(e)           Notices. Except as otherwise specified herein, all notices, requests, demands, or other communications to or upon the Borrower, the Lender, or Mr. You shall be in writing by mail or by e-mail, and shall be deemed to have been duly given or made when delivered to such party at its address as follows:

(i) if to the Borrower,

Rain Enhancement Technologies Holdco, Inc.

1659 Chinaberry Ct.

Naples, Florida 34105

Email:

with a copy, which shall not constitute notice, to:

TCF Law Group PLLC

101 Federal Street, Suite 1900

Boston, MA 02110

Attn: Stephen J. Doyle

Email: sdoyle@tcflaw.com

(ii) if to the Lender or Mr. You,

RHY Management LLC

11660 Summit Club Drive #208

Las Vegas, NV 89135

Attn: Harry L. You

Email: harry@ysquaredinvestors.com

with a copy, which shall not constitute notice, to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: Joel Rubinstein

Email: joel.rubinstein@whitecase.com

(f)            Validity. If any provision of this Agreement shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g)           Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

(h)           Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

(i)            Register. The Borrower shall keep at its principal executive office a register for the registration and registration of transfers of the Loan. The name and address of each holder of the Loan, each transfer thereof and the name and address of each transferee of the Loan each repayment and prepayment in respect of the principal amount of the Loan, and the principal (and stated interest) owing from time to time to each holder, shall be registered in such register. Prior to due presentment for registration of transfer, the person in whose name the Loan shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Borrower shall not be affected by any notice or knowledge to the contrary.

[THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date and year first written above.

Rain Enhancement Technologies Holdco, Inc.,
as the Borrower

By:	/s/ Paul T. Dacier
Name:	Paul T. Dacier
Title:	President

RHY MANAGEMENT LLC,
as the Lender

By:	/s/ Harry L. You
Name:	Harry L. You
Title:

MR. YOU:

/s/ Harry L. You
Harry L. You

[Signature Page to Loan Agreement]